EXHIBIT 10.30

                              EMPLOYMENT AGREEMENT
                              --------------------

EMPLOYMENT AGREEMENT made this twenty-eighth day of February, 2005 by and between ULTRASTRIP SYSTEMS, INC., a Florida corporation (the "Company"), and JACQUELINE K. MCGUIRE ("Executive").

In consideration of the mutual covenants and agreements herein contained, the compensation to be paid hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. TERM OF EMPLOYMENT. The Company hereby employs Executive and Executive hereby accepts employment with the Company for a period commencing as of February 28, 2005 and terminating, unless sooner terminated as provided herein, on January 1, 2008. If both parties hereto are pleased with the state of the relationship, they shall commence discussions no later than June 1, 2007 concerning renewal of the employment period. This Agreement shall automatically renew for a twelve
(12) month period on the terms herein set forth unless the Company shall have notified Executive prior to January 1, 2008 that the Agreement shall not be renewed.

2. DUTIES OF EXECUTIVE. Executive is hereby hired and employed by the Company as its Vice President of Administration to perform the duties and accept the responsibilities typical for such position and shall devote her efforts to rendering services to the Company in such capacity. Executive will also perform the duties of Corporate Secretary according to the Company's By-Laws. Executive shall not be required without her consent to undertake responsibilities not commensurate with her position.

3. COMMITMENT. During the term hereof, Executive shall devote substantially all of her productive time, ability and attention to the business of the Company.

4. COMPENSATION OF EXECUTIVE.

       a) BASE SALARY. Executive shall be entitled to receive from the Company a base salary ("BASE SALARY") of: (i) one hundred fifteen thousand dollars ($115,000) in Year 1; (ii) one hundred twenty five thousand dollars ($125,000) in Year 2; (iii) one hundred Thirty five Thousand dollars ($135,000) in year 3. Base Salary shall be payable in accordance with the normal payroll scheduling practices of the Company.

         (b) INCENTIVE BONUS. In addition to her Base Salary, the Company shall pay Executive an annual incentive cash and incentive stock option bonus ("Incentive Bonus") based upon the Company's and the Executive's performance, in such amount as may be determined by the President of the Company. The incentive cash bonus may not be more than 30% of Base Salary. Each incentive cash Bonus shall be

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payable to Executive during the second week of December of each year of the term hereof. In addition, Executive may be granted an incentive stock option to acquire not more than forty thousand (40,000) shares of the Company's common stock at an exercise price per share that is equal to 110% of the fair market value per share of the Company's common stock on and after the last day of December of each of 2005, 2006, and 2007. Options are exercisable at any time through December 31, 2014.

         (c) STOCK OPTION As additional compensation, as proposed in the "global solution," Executive shall be granted upon execution of this Agreement an incentive stock option to acquire one hundred thousand (100,000) shares of the Company's common stock at an exercise price per share that is equal to 110% of the fair market value per share of the Company's common stock. Options are exercisable at any time through December 31, 2014.

5. EXECUTIVE BENEFITS. Executive and Executive's immediate family shall be included as a beneficiary at the Company's expense under the Company's group health insurance policy. Executive shall be entitled to receive all benefits generally made available to executives of the Company.

6. PERSONAL TIME OFF (PTO) including SICK LEAVE and PERSONAL DAYS

Executive shall be entitled to a minimum of four (4) weeks, twenty (20) workdays of personal time off (PTO) including vacation, personal days and sick leave at full pay during each twelve (12) month period of employment.

         o Personal time off (PTO) may be exercised in half-day increments.

         o        To limit company liability, no more than one (1) week, five
                  (5) work days, may be carried forward to a new year without the CEO's approval

7. REIMBURSEMENT OF EXECUTIVE EXPENSES. Executive shall be expected to incur various business expenses customarily incurred by persons holding like positions, including, but not limited to, traveling, entertainment and similar expenses, for the benefit of the Company. Subject to the Company's policy regarding the reimbursement of such expenses, the Company shall reimburse executive for such expenses from time to time, at executive's request, and executive shall account to the Company for such expenses.

         o Automobile usage for company business will be reimbursed at the annual rate established by the Internal Revenue Service. This does not include mileage associated with the executive's travel to and from work.

8. TERMINATION BY THE COMPANY.

         (a) The Company shall have the right to terminate this Agreement under the following circumstances:

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                  (i) Upon the death of Executive;

                  (ii) Upon notice from the Company to Executive in the event of an illness or other disability, which has incapacitated her from performing her duties for twelve (12) consecutive weeks as determined in good faith by the Board; or

                  (iii) For "good cause" upon notice from the Company. Termination by the Company of Executive's employment for "good cause" shall be limited to the following circumstances:

                           (A) Executive is convicted of, pleads guilty to or
pleads NOLO CONTENDERE to a felony crime involving moral turpitude;

                           (B) Executive is found guilty of or pleads no contest
to fraud, conversion, embezzlement, falsifying records or reports or a similar crime involving the Company's property;

                           (C) Executive willfully breaches this Agreement,
which breach remains uncured thirty (30) days after written notice thereof shall have been sent to Executive;

                           (D) The voluntary resignation by Executive as an
employee of the Company; or

                           (E) Insubordination or incompetence, as reasonably
determined by the Board after Executive has had the opportunity to address the Board with respect to the matter.

         (b) If this Agreement is terminated pursuant to Section 8(a) above, Executive's rights and the Company's obligations hereunder shall forthwith Terminate.

9. SEVERANCE

         If an executive is terminated for the convenience of the Company without cause, the following shall apply:

         (a) Executive shall receive a cash payment equal to two months of the executive's base salary for every year of employment or fraction thereof, payable within thirty (30) days of the date of such termination; and

         (b) Executive shall be entitled to all performance bonuses earned by executive prior to termination.

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         (c) If any benefit under the preceding subsection is finally determined by the Internal Revenue Service to be an "Excess Parachute Payment" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay Executive an additional amount such that (x) the excess of all Excess Parachute Payments (including payments under this sentence) over the sum of excise tax thereon under Section 4999 of the Code and income tax thereon under Subtitle A of the Code and under applicable state law is equal to (y) the excess of all Excess Parachute Payments (excluding payments under this sentence) over income tax thereon under Subtitle A of the Code and under applicable state law.

10. REMEDIES. The Company recognizes that because of Executive's special talents and stature, in the event of termination by the Company hereunder (except under Section 8(a)), before the end of the agreed term, the Company acknowledges and agrees that the provisions of this Agreement regarding further payments of Base Salary and Incentive Bonuses constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited to or reduced by amounts Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

11. COVENANT NOT TO COMPETE; DISCLOSURE OF INFORMATION. Executive agrees to receive confidential and proprietary information of the Company in strict confidence, and not to disclose such information to others except as authorized in writing by the President of the Company or as required by law. Confidential and proprietary information shall mean information not generally known to the public that is created by or disclosed to Executive arising from her employment by the Company. Additionally, for a two (2) year period following the termination pursuant to Section 8(a) or expiration hereof, Executive shall not engage in any activities substantially similar to or in competition with the business of the Company.

12. NOTICES AND DEMANDS. Any notice or demand which, by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served for all purposes if sent by certified or registered mail, postage and charges prepaid, to the following addresses: if to the Company, Attention: Stephen R. Johnson, President, 3515 S.E. Lionel Terrace, Stuart, Florida 34997, or at any other address designated by the Company to Executive in writing, and if to Executive, 3231 S.E. St. Lucie Drive, Stuart, Florida 34994 or at any other address designated by Executive to the Company in writing.

14. SEVERABILITY. In case any covenant, condition, term or provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, in whole or in part, by judgment, order or decree of any court or other judicial tribunal of competent jurisdiction, from which judgment, order or

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decree no further appeal or petition for review is available, the validity of the remaining covenants, conditions, terms and provisions contained in this Agreement, and the validity of the remaining part of any term or provision held to be partially invalid, illegal or unenforceable, shall in no way be affected, prejudiced or disturbed thereby.

15. WAIVER OR MODIFICATION. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed as aforesaid. The provisions of this Section may not be waived except as herein set forth.

16. COMPLETE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes any and all previous agreements between the parties, whether written or oral, with respect to such subject matter.

17. APPLICABLE LAW, BINDING EFFECT AND VENUE. This Agreement shall be construed and regulated under and by the laws of the State of Florida, and shall inure to the benefit of and be binding upon the parties hereto and their heirs, personal representatives, successors and assigns. Venue for any action related to or arising out of this Agreement shall lie in Martin County, Florida.

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first written above with the intent to be legally bound.

ULTRASTRIP SYSTEMS, INC.


By:
   ________________________
   Stephen R. Johnson, President

   ________________________
   Jacqueline K. McGuire, Executive